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                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                               FRONT ROYAL, INC.

                                   ARTICLE I

         The name of the Corporation is Front Royal, Inc.

                                  ARTICLE II

         The period of duration of the Corporation is perpetual.

                                  ARTICLE III

         The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Thirty Five Million (35,000,000) divided into two classes as follows:

         A. The Corporation is hereby authorized to issue Thirty Million (30,000,000) shares of common stock, no par value per share (the "Common Stock"); and

         B. The Corporation is hereby authorized to issue Five Million (5,000,000) shares of preferred stock, no par value per share, having such rights, privileges, restrictions and preferences as the Board of Directors of the Corporation may authorize from time to time (the "Preferred Stock"). The Board of Directors of the Corporation shall have full power and authority to establish one or more series within the class of Preferred Stock, to define the designations, preferences, privileges, restrictions and relative rights (including conversion rights) of shares within such class and to determine all variations between series.

Subsection B of this Article III shall not be amended, revised, restated, cancelled or repealed in any fashion unless approved by the affirmative vote of 66.67% of the voting power of the then outstanding shares of any class or series of capital stock of the Corporation entitled to vote on such proposed amendment, revision, repeal or restatement, voting together as a single class.

                                  ARTICLE IV

         The street and mailing address of the registered office of the Corporation is 2200 Gateway Blvd., Suite 205; Morrisville, Wake County, North Carolina 27560. The registered agent of the Corporation is J. Adam Abram.

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                                   ARTICLE V

         The number of directors of the Corporation shall be not less than seven (7) nor more than eleven (11)., with the exact number to be fixed from time to time as provided in the Corporation's By-Laws.

         The directors shall be divided into three (3) classes, as nearly as equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal of disqualification or until their successor shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected for terms of three (3) years or until their earlier death, resignation, retirement, removal or disqualification or until their successor shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time when the directors are so classified, the additional or eliminated directors shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number as may be.

         This Article V shall not be amended, revised, restated, cancelled or repealed in any fashion unless approved by the affirmative vote of 66.67% of the voting power of the then outstanding shares of any class or series of capital stock of the Corporation entitled to vote on such proposed amendment, revision, repeal or restatement, voting together as a single class.

                                  ARTICLE VI

         The Shareholders of the Corporation shall not be entitled to cumulative voting. This Article VI shall not be amended, revised, restated, cancelled or repealed in any fashion unless approved by the affirmative vote of 66.67% of the voting power of the then outstanding shares of any class or series of capital stock of the Corporation entitled to vote on such proposed amendment, revision, repeal or restatement, voting together as a single class.

                                  ARTICLE VII

         No director of the Corporation shall have personal liability arising out of any action whether by or in the right of the Corporation or otherwise for monetary damages for any breach of duty as a director to the fullest extent permitted by the North Carolina Business Corporation Act, provided that this limitation shall not apply to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under N.C. Gen. Stat. ss.55-8-33, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date on which this Article VII became effective. As used herein, the term "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of service as a director, officer, employee, independent contractor, attorney or consultant of the Corporation. Any and all breaches of duty arising out of the same transaction or occurrences of inter-related series of transactions or occurrences shall be deemed to be one breach of duty for the monetary damages, limitations set forth above. If the North Carolina General Statutes are amended after approval by


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the Corporation's shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this
Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability which has not been eliminated by the provisions of this Article VII. This
Article VII shall not be amended, revised, restated, cancelled or repealed in any fashion unless approved by the affirmative vote of 66.67% of the voting power of the then outstanding shares of any class or series of capital stock of the Corporation entitled to vote on such proposed amendment, revision, repeal or restatement, voting together as a single class.